State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on July 30, 2020, to Articles of Incorporation for MEDTAINER, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is P97000076929.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Thirty-first day of July, 2020

Laurel M. Lee
Secretary of State

CR2E022 (01-11)

FILED

2020 JUL 30 PM 12: 58

MEDTAINER, INC.

ARTICLES OF AMENDMENT

CERTIFICATE OF THE DESIGNATION, PREFERENCES, RIGHTS AND LIMITATIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 607.0602 of the Business Corporation Act of the State of Florida

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Pursuant to Section 607.0602 of the Florida Business Corporation Act, the undersigned, Douglas P. Heldoorn and Jeffory A. Carlson, **DO HEREBY CERTIFY** that:

1. They are the Chairman of the Board and Secretary, respectively, of Medtainer, Inc., a Florida corporation (the "Company").

2. The Company is authorized to issue 10 million shares of preferred stock, none of which have heretofore been issued or designated.

3. Pursuant to the authority expressly conferred upon the Board of Directors of the Company by Article IV of the Articles of Incorporation and in accordance with the provisions of Section 607.0602 of the Business Corporation Act of the State of Florida, the Board of Directors, acting by unanimous consent on July 20, 2020, amended the articles of incorporation by adopting the following resolutions, which designate a series of preferred stock to be known as Series A Convertible Preferred Stock, with the following relative rights and preferences:

WHEREAS, the articles of incorporation authorize a class of stock known as preferred stock, comprising 10 million shares, par value $0.00001 per share, issuable in series;

WHEREAS, the Board of Directors is authorized to determine the terms, including the preferences, limitations and relative rights of each series of said preferred stock,

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors determines the terms of a series of preferred stock as follows:

1. ***Number of Shares; Designation; Rank***. A total of 1,000,000 shares of preferred stock, par value $0.00001 per share, of the Company is designated as Series A Convertible Preferred Stock (the "**Series A Preferred Stock**").

2. ***Dividends and Distributions***. In the event that a record date is fixed for the determination of holders of the common stock, par value $0.00001 per share ("**Common Stock**") entitled to receive a dividend or other distribution (whether payable in cash, securities, or other property), each share of Series A Preferred Stock shall be entitled

to receive, on the date on which such dividend or other distribution is paid or made to the holders of Common Stock, a dividend or distribution equal to the dividend or distribution that would be paid and in the same kind of property (whether cash, securities or other property) on the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such record date.

Shares of Series A Preferred Stock shall not be entitled to any dividends or distributions otherwise than as set forth in this Section 2.

3. ***Liquidation, Etc***.

In the event that a voluntary or involuntary liquidation, dissolution or winding up of the Company (a "**Liquidation Event**") shall occur, each share of Series A Preferred Stock shall be entitled to receive a distribution of cash or other property, on the date on which such distribution is paid or made to the holders of Common Stock, a distribution equal to the distribution that would be paid and in the same kind of property (whether cash, securities or other property) on the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to such record date.

Shares of Series A Preferred Stock shall not be entitled to any distribution in connection with a Liquidation Event otherwise than as set forth in this Section 3.

4. ***Redemption***.

Shares of Series A Preferred Stock shall not be redeemable.

5. ***Conversion***.

(a) Each holder of Series A Preferred Stock shall have the right, at any time and from time to time, to convert all or any portion of the shares of Series A Preferred Stock held by him into shares of Common Stock at a conversion ratio of eighteen (18) shares of Common Stock for each share of Series A Preferred Stock that such holder elects so to convert (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as provided in Section 5(c).

(b) The holder of shares of Series A Preferred Stock so to be converted shall deliver, together with a certificate or certificates representing the shares of Series A Preferred Stock so to be converted, a notice in the form prescribed by Section 5(i). Such conversion shall be effective at the close of business on the date on which such shares of Series A Preferred Stock shall have been surrendered for conversion, together with said notice (the "**Conversion Date**"), and the rights of such holder with respect to his shares of Series A Preferred Stock shall cease at such time and said holder shall be treated for all purposes as having become the record holder of the shares of Common Stock into which his shares of Series A Preferred Stock are converted at such time; *provided that* no such surrender on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the holder of such shares of Series A Preferred Stock as the record holder of such shares of Common Stock on such date, but such conversion shall

be effective at the close of business on the next succeeding day on which such stock transfer books are open.

As promptly as practicable after the surrender of shares of Series A Preferred Stock for conversion, the Company shall deliver or cause to be delivered certificates representing the number of fully paid and nonassessable shares of Common Stock into which the shares of Series A Preferred Stock shall have been converted. In the event that a holder of Series A Preferred Stock shall deliver a certificate representing a greater number of shares than he has elected to convert, a certificate representing the number of shares of Series A Preferred Stock that he has not elected to convert shall be delivered to him.

(c) The Conversion Ratio shall be subject to adjustment as follows:

(i) In the event that the Company makes, or fixes a record date to effectuate subdivision or combination of the outstanding shares of Common Stock, the Conversion Ratio shall be increased or decreased, as the case may be, in proportion to such increase or decrease in the aggregate shares of Common Stock outstanding as of such record date (or the date of such subdivision or combination, if no record date is fixed).

(ii) In the event that the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in these resolutions), in each such event, each holder of Series A Preferred Stock shall thereafter have the right upon conversion to receive, the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which such holder would have received had he converted such shares immediately prior to such recapitalization, reclassification or other change, at the Conversion Ratio then in effect. Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to ensure that each of the holders of the Series A Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Series A Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change,

the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described events.

(iii) In the event that there shall occur a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination or reclassification provided for elsewhere in this Section 5(c)) then, as a part of such reorganization, provision shall be made so that each holder of the Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of his shares of Series A Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled to receive had such holder of shares of Series A Preferred Stock converted such shares immediately prior to such capital reorganization. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 5(c) with respect to the rights of the holders of Series A Preferred Stock after such capital reorganization to the extent that the provisions of this Section 5(c) shall be applicable after that event and be as equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property issued in connection with the above described events.

(iv) In the event that the number of shares of Common Stock outstanding immediately after the issuance of shares Series A Preferred Stock to a holder shall change (otherwise than as the result of a recapitalization, subdivision, combination or reclassification) provided for elsewhere in this Section 5(c)), the number or shares of Common Stock issuable to such holder upon conversion of shares of his Series A Preferred Stock shall be increased or decreased such that he shall be entitled to receive the number of shares that he held immediately prior to such change multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such conversion and the denominator of which shall be, the number of shares of Common Stock outstanding on the date of such issuance, after the number of shares of Common Stock in the denominator is adjusted for recapitalizations, subdivisions, combinations or reclassifications provided for elsewhere in this Section 5(c).

(v) If any event occurs of a type not expressly contemplated by the provisions of this Section 5(c), the Board of Directors shall make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the holders of the Series A Preferred Stock; *provided that* no such adjustment shall decrease the Conversion Ratio as otherwise determined pursuant to this Section 5(c).

(d) In the event that the Company shall at any time consolidate or merge with or into another entity, (i) the Company shall give at least five (5) days' prior written

notice of such consolidation or merger and the terms thereof to each holder of Series A Preferred Stock and (ii) such holder shall be entitled to receive, upon conversion of his shares Series A Preferred Stock, the securities or property to which he would have been entitled if he had converted his shares of Series A Preferred Stock shares into Common Stock immediately prior to such consolidation or merger. The Company shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Certificate of Designations shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of the shares of Series A Preferred Stock, including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to issue such securities or property upon such conversion. The sale of all or substantially all of the assets of the Company and a share exchange with respect to which articles of exchange are required to be filed shall be deemed a consolidation or merger for the foregoing purposes.

(e) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any issue or stamp tax in respect of the issuance of such certificates; *provided, however, that* the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock nor shall any payment shall be made for any fractional shares of Common Stock, but in lieu thereof, each such fractional share shall be rounded up to the next full share. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(g) The written determination of the Board of Directors shall be conclusive as to the correctness of any computation made under this Section 5 in the absence of bad faith or manifest error.

(h) In any case where, in the opinion of the Board of Directors, the other provisions of this Section 5 are not strictly applicable, or, if strictly applicable, would not fairly protect the rights of the holders of Series A Preferred Stock in the event of conversion in accordance with the essential intent and principles of such provisions, the Board of Directors may make an adjustment in accordance with such essential intent and principles so as to protect such rights, which adjustment shall be final in the absence of bad faith.

(i) A notice of the election by a holder of Series A Preferred Stock to convert any or all of his shares into Common Stock shall be addressed to the Company and shall be substantially in the following form:

> The undersigned hereby elects to convert________________(_) shares of the shares of Series A Convertible Preferred Stock of Medtainer, Inc. (the "**Preferred Stock**"), represented by stock certificate No(s) ________________________, into shares of its common stock according to the terms and conditions of the Certificate of Designations relating to the Preferred Stock, as of the date written below.

6. ***Status of Shares upon Conversion***. All shares of Series A Preferred Stock that are at any time converted pursuant to Section 5 shall not be subject to reissuance as shares of Series A Preferred Stock, but shall be restored to the status of authorized but undesignated shares of preferred stock. All shares of Series A Preferred Stock that are otherwise reacquired by the Company shall be canceled and shall be restored to the status of authorized but undesignated shares of preferred stock.

7. ***Voting.*** Each share of Series A Preferred Stock shall have the following voting rights and no others:

(a) Each share of Series A Preferred Stock shall have the right to cast on each question or matter presented at a meeting of shareholders or the subject of a written consent of shareholders (i) the greater of (A) a number of votes equal to the number of votes that could so be cast by the holders of all of the then outstanding shares of every other class and series of the Company's capital stock entitled to vote upon or consent to such question or matter or (B) if the Florida Business Corporation Act (the "**FBCA**") or the articles of incorporation require more than a majority of the voting power of the Company to approve or consent to such question or matter, a number of votes sufficient to approve or consent to such question or matter, (ii) divided in either case by the number of shares of Series A Preferred Stock then outstanding, and rounded up, for each holder of Series A Preferred Stock, to the next highest full number of votes; *provided that* the shares of Series A Preferred Stock shall not be entitled to vote upon or consent to any question or matter on which the holders of another class or series are entitled by the FBCA or by the articles of incorporation or the certificate of designations relating to such class or series to vote or consent separately as a class or series.

(b) Each share of Series A Preferred Stock shall have the right to cast one vote on each question or matter presented at a meeting of shareholders or the subject of a written consent of shareholders with respect to which holders of the Series A Preferred Stock are entitled by the FBCA to vote or consent separately as a series, irrespective of whether such holders are also entitled are entitled to vote or consent thereon by Subsection (a) of this Section 8.

8. ***Restrictions and Limitations.*** So long as any shares of Series A Preferred Stock remain outstanding, the Company, shall not, without the vote or written consent by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class:

(a) purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of Series A Preferred Stock, except for a transaction in which all outstanding shares of Series A Preferred Stock are concurrently purchased or otherwise acquired;

(b) designate any other class or series of the Company's capital stock; or

(c) alter, modify or amend the terms of the Series A Preferred Stock in any way.

Nevertheless, the Board of Directors may, without the vote or consent of the holders of the Series A Preferred Stock, amend this Certificate of Designations to correct a typographical or otherwise obvious error herein.

9. ***Certain Definitions***. As used in this Certificate of Designations, the following terms shall have the following respective meanings:

"**Business Day**" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Tallahassee, Florida.

"**Capital Stock**" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

4. The foregoing resolutions and the amendment to the articles of incorporation effected thereby were duly adopted.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed on its behalf by its Chairman of the Board and its Secretary, thereunto duly authorized, this twenty-eighth day of July 2020.

MEDTAINER, INC.

By: ______________________
Douglas P. Heldoorn
Chairman of the Board

____
Jeffory A. Carlson
Secretary